Exhibit 99.1

May 17, 2017

Jonny Jones

Founder, Chairman and Chief Executive Officer

Jones Energy, Inc.

807 Las Cimas Parkway, Suite 350

Austin, Texas 78746

Dear Jonny,

It has been a pleasure serving on the Board of Jones Energy since 2009 and working alongside management and the other Directors on behalf of the company’s shareholders. Given other competing obligations and demands on my time that may limit my ability to continue to serve as a Director as effectively as I would like, I hereby resign from the Board of Directors of Jones Energy, Inc., effective immediately.

As we remain a large shareholder of Jones Energy, we wish you and the company continued success in the future. You have built a strong organization with many dedicated employees and we are grateful for all their hard work and effort over the years.

Sincerely,

/s/ Gregory D. Myers
Gregory D. Myers